FOR IMMEDIATE RELEASE	Contact:
Thomas F. Rose
Chief Financial Officer
386/418-8888

REGENERATION TECHNOLOGIES, INC. ANNOUNCES
$25.8 MILLION PRIVATE PLACEMENT

ALACHUA, FL (November 27, 2002) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of precision-tooled orthopedic allografts, today announced that it has completed a private placement resulting in net proceeds of approximately $25.8 million to the company.

RTI sold 3.8 million shares of common stock at $7.25 per share to accredited investors.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. RTI has agreed to file a registration statement covering resales of these shares by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues.

Allografts processed by RTI include the patented MD-SeriesTM threaded bone dowels, Cornerstone-SRTM blocks, Opteform® and Optefil™ allograft pastes, Osteofil/RegenafilTM injectable bone paste, FasLataTM fascia lata tissue, and cortical bone pins and interference screws. RTI also uses BioCleanse™, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting the SEC’s Web site at www.sec.gov.

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